Exhibit 23
  CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


  We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Johnson & Johnson of our report dated February 28, 2005 relating to the financial statements, management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in the Johnson & Johnson 2004 Annual Report to Shareholders, which is incorporated by reference in its Annual Report on Form 10-K for the year ended January 2, 2005. We also consent to the incorporation by reference of our report dated March 11, 2005 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K.




  /s/ PricewaterhouseCoopers LLP


  New York, New York
  May 10, 2005